Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES APPOINTS ALEX ZYNGIER TO ITS BOARD

PORTLAND, OR, October 22, 2021 – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced the appointment of Alex Zyngier as the fifth member of the Company’s Board of Directors (the “Board”) effective October 22, 2021. Mr. Zyngier is an “independent director” according to the rules of the Securities and Exchange Commission and The NASDAQ Stock Market and his appointment creates a majority of independent directors on the Board in compliance with NASDAQ requirements.

Alex Zyngier is the founder of Batuta Capital Advisors, a merchant bank focused on pursuing investment opportunities in restructuring, turnaround and event driven situations. Mr. Zyngier founded Batuta in 2013 and has over 25 years of experience in corporate management. Mr Zyngier currently serves on the Board of Atari SA (ATA.FP), EVO Transportations Resources (EVOA), Cofina and certain other private entities. He was previously served as Director of Torchlight Energy Resources, was Lead Director at AudioEye, Inc., and several other private entities..

Mr. Zyngier previously worked as a Portfolio Manager, investing in public and private distressed opportunities, at Alden Global Capital, Deutsche Bank Co. and Goldman Sachs & Co... He was also a strategy consultant at McKinsey & Company and previously was a technical brand manager at Procter & Gamble, focused on Latin America Beauty Care Products.

Mr. Zyngier has an MBA with a concentration in Finance and Accounting from the University of Chicago and a Bachelor’s degree in Chemical Engineering from UNICAMP in Brazil.

Effective October 22, 2021, Steven Strom resigned from the Board of Directors. Mr. Strom’s resignation was not the result of any disagreements with the Company on any matters relating to its operations, policies and practices.

“We are pleased to welcome Alex to our Board of Directors,” said Michael R. Zapata, Schmitt’s Chairman and CEO. “Alex has over 20 years of investment, strategy, and operating experience in restructuring, turnaround and event driven situations that will serve our shareholders well.”

“On behalf of the board, I’d like to thank Steven for his work over the past two years where we have accomplished much together. We thank him for this transition and wish him the best on all his endeavors.”

About Schmitt Industries

Schmitt is a holding company owning subsidiaries engaged in diverse business activities. The Company was originally incorporated under the laws of British Columbia, Canada, in 1984 and was reincorporated under the laws of the State of Oregon in 1995. Schmitt’s operating businesses include propane tank monitoring solutions, precision measurement solutions and ice cream production and distribution. The Company operates as two reportable segments: the Measurement Segment (“SMS”) and the Ice Cream Segment, which is comprised of Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

For more information contact: Michael Zapata, Chairman and CEO (503) 227-7908 or visit www.schmitt-ind.com